Exhibit 99.1

Cherokee International Names Kenneth R. Kilpatrick as Chairman of the Board

    TUSTIN, Calif.--(BUSINESS WIRE)--Feb. 2, 2005--Cherokee International Corporation (NASDAQ:CHRK), a leading provider of custom-designed power supplies, today announced it has named Kenneth
R. Kilpatrick as Chairman of the Board.
    Mr. Kilpatrick became a member of Cherokee International's board of directors in February 2004. His 40-year career includes successful experience in a number of power supply and electronics companies. From 1991 to 2002, Mr. Kilpatrick served as President and, most recently, as Chief Executive Officer of Elgar Electronics, Inc., a manufacturer of programmable power supplies and power conversion products. From 1989 to 1991, Mr. Kilpatrick was President of Machine Industries Inc., an aerospace parts manufacturer. Prior to that, Mr. Kilpatrick held various senior management positions at ACDC Electronics, a manufacturer of fixed output power supplies, and was appointed its President in 1972.
    "We are pleased to have Ken assume this significant role on our board," said Jeffrey M. Frank, Cherokee's President and Chief Executive Officer. "Ken joined our board last February, bringing his extensive knowledge and experience in the power supply and electronics business. His appointment as independent chairman supports our commitment to strong corporate governance practices. His extensive experience in our industry will help guide Cherokee on its path for profitable growth. We look forward to working with Ken and the rest of the board."
    Mr. Kilpatrick replaces Mr. Ian Schapiro who has served as interim Chairman since July 2004. Mr. Schapiro remains a director of the company.

    About Cherokee International

    Cherokee International Corporation designs and manufactures high-reliability custom and standard power supplies for original equipment manufacturers. The company's advanced power supply products are typically custom designed into higher-end applications in the computing and storage, wireless infrastructure, enterprise networking, medical and industrial markets.

    CONTACT: Cherokee International Corporation
             Van Holland, 714-508-2043
             Chief Financial Officer
             van.holland@cherokeepwr.com
             or
             Investor Relations, 714-508-2088
             info@cherokeepwr.com